Exhibit 10.1

TYRA BIOSCIENCES, INC.

TRANSITION AGREEMENT

This Transition Agreement (the “Agreement”) is entered into effective as of August 3, 2024 (the “Effective Date”), by and between Tyra Biosciences, Inc., a Delaware corporation (the “Company”) and Hiroomi Tada, M.D., Ph.D. (“Executive” and, together with the Company, the “Parties”). Capitalized terms used herein and not otherwise defined shall have those meanings set forth in Appendix I hereto.

WHEREAS, the Company and Executive are parties to that certain Amended and Restated Employment Agreement dated as of August 18, 2021 (the “Prior Agreement”);

WHEREAS, the Company desires to continue to employ Executive, and Executive desires to continue employment with the Company, during a transition period through January 1, 2025 (or such earlier date on which Executive’s employment terminates for any reason) (such date, the “Separation Date”), on the terms hereof.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the respective covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Employment.

(a) General. During the continuation of the Term of Employment (as defined below), the Executive shall continue in his current role as Chief Medical Officer until (i) the Separation Date or (ii) if earlier, the date on which the Executive’s successor as Chief Medical Officer commences employment or service with the Company (whichever is earlier, the “Role Conversion Date”). During the period commencing on the Effective Date and ending on the Role Conversion Date, Executive shall continue to be employed by the Company as the Chief Medical Officer on the terms set forth in this Agreement. During the period commencing on the Role Conversion Date and ending on the Separation Date, if any, Executive shall continue to be employed by the Company as Special Advisor on the terms set forth in this Agreement.

(b) Position and Duties.

(i) During the Term of Employment, (A) subject to Section 1(b)(ii) below, prior to the Role Conversion Date, Executive shall serve as the Company’s Chief Medical Officer, with responsibilities, duties, and authority usual and customary for such position subject to direction by the Chief Executive Officer (the “CEO”), (B) Executive shall use his reasonable best efforts to advance the interests of the Company and facilitate the successful transition of his responsibilities to the individual who succeeds him as Chief Medical Officer in whatever reasonable capacity may be requested by the CEO or the Board of Directors of the Company (the “Board”), consistent with his position as Chief Medical Officer or his position as Special Advisor (as defined in Section 1(b)(ii) below), as the case may be, and (C) Executive shall communicate a mutually agreed upon message regarding the transition consistent with the Board’s direction to key employees, investors, analysts, customers, suppliers, and other relevant third parties. During Executive’s continued employment with the Company, Executive shall continue to report directly to the CEO and agrees promptly and faithfully to continue to comply with all present and future policies, requirements, rules and regulations and reasonable directions and requests of the Company in connection with the Company’s business. Executive will at all times perform all of the duties and obligations required by Executive under this Agreement in a conscientious manner and to the best of Executive’s ability and experience.

(ii) In the event Executive’s successor as Chief Medical Officer of the Company commences employment or service with the Company during the Term of Employment and prior to the Separation Date, then, as of such Role Conversion Date, Executive shall automatically cease to serve as Chief Medical Officer of the Company and, during the period beginning on the Role Conversion Date and

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ending on the Separation Date, Executive shall serve as a non-executive employee with the title of Special Advisor. During the period in which Executive serves as Special Advisor and subject to the terms of this Agreement, the salary and benefits Executive is eligible to receive will be identical to those he was receiving as Chief Medical Officer immediately prior to the Role Conversion Date pursuant to Section 3 and shall continue in effect until the Separation Date.

(c) Performance of Executive’s Duties. During Executive’s employment with the Company, and except for periods of illness, vacation, Disability, or excused leaves of absence, Executive shall devote Executive’s full time and attention to the business and affairs of the Company pursuant to the general direction of the CEO; provided that nothing herein shall preclude Executive from, subject to prior consent of the CEO, such consent not to be unreasonably withheld, delayed or conditioned: (i) engaging in additional activities in connection with personal investments and community affairs including service on non-profit boards of directors; (ii) serving as a member of the board of directors for for-profit organizations that are not competitors of the Company; and (iii) serving as an advisor, or as a member of an advisory board of organizations that are not competitors of the Company; provided such activities do not individually or in the aggregate interfere with the performance of Executive’s duties under this Agreement in any material respect, violate the Company’s written standards of conduct then in effect for all executives of the Company or raise a conflict under the Company’s conflict of interest policies.

(d) Public Disclosure Concerning Transition. Executive shall be provided the opportunity to review the public disclosure on Form 8-K and in any press release describing the Executive’s transition or departure prior to its public dissemination, provided that the Company shall have final authority over the content of any such Form 8-K filing or press release.

2. Term. The period of Executive’s employment under this Agreement shall continue until the Separation Date. The phrase “Term of Employment” as used in this Agreement shall refer to the entire period of employment of Executive by the Company.

3. Compensation and Related Matters. As compensation for the services to be rendered by Executive to the Company during the Term of Employment, Executive shall be paid the following compensation and benefits:

(a) Annual Base Salary. Executive shall continue to receive a base salary at the rate in effect on the Effective Date ($530,000 per annum) (as may be increased from time to time, the “Annual Base Salary”), subject to withholdings and deductions, which shall be paid to Executive in accordance with the customary payroll practices and procedures of the Company. Such Annual Base Salary may be increased, but not decreased, during the Term of Employment.

(b) Annual Bonus. Executive shall be eligible to receive a discretionary annual bonus for 2024 (the “Annual Bonus”) based on the Company’s achievement of performance objectives in accordance with the terms set forth by the Compensation Committee of the Board as of the date of this Agreement. Executive’s target Annual Bonus shall be equal to 40% of Executive’s Annual Base Salary (the “Target Bonus”). Except as set forth in Section 6, Executive must remain employed by the Company until January 1, 2025 to remain eligible to receive such Annual Bonus. Any Annual Bonus earned will be paid at the same time annual bonuses are paid to other executives of the Company generally, subject to any limitations on payment as set forth in Section 6, but in all events on or prior to March 15, 2025.

(c) Benefits. Executive shall be entitled to participate in such employee and executive benefit plans and programs as the Company may offer from time to time to provide to its executives, subject to the terms and conditions of such plans. Notwithstanding the foregoing, nothing herein is intended, or shall be construed, to require the Company to institute or continue any, or any particular, plan, or benefits.

(d) Business Expenses. The Company shall reimburse Executive for all reasonable, documented, out-of-pocket travel and other business expenses incurred by Executive in the performance of Executive’s duties to the Company in accordance with the Company’s applicable expense reimbursement policies and procedures as are in effect from time to time. The Company will also cover the expense of travel, room and board when working from Company headquarters in Carlsbad, CA.

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(e) Vacation; Paid Time Off. Executive will be entitled to vacation or paid time off in accordance with the Company’s policy.

(f) Equity Awards. Executive shall not be eligible to receive additional grants of Equity Awards (as defined below). Upon the Separation Date, except as otherwise provided in Section 6(c), Executive’s unvested Equity Awards will cease vesting and any unvested Equity Awards shall terminate.

(g) Indemnification Agreement; Insurance. As an officer of the Company, Executive shall be entitled to enter into the Company’s standard indemnification agreement (if not a party to such agreement already). Executive will also be covered under a directors and officers liability insurance policy paid for by the Company for so long as Executive serves as an officer of the Company.

(h) Legal Fees. The Company shall reimburse Executive up to $15,000 for legal fees incurred in connection with the review of this Agreement, which reimbursement shall be made within thirty (30) days following receipt by the Company of evidence satisfactory to the Company substantiating such fees.

4. Acceleration of Equity Awards Upon a Change in Control. Notwithstanding anything herein to the contrary, in the event of a Change in Control during the Term of Employment, the vesting of Executive’s then outstanding options, restricted stock and other equity awards covering shares of the Company’s common stock (collectively, “Equity Awards”) shall accelerate as of immediately prior to such Change in Control with respect to fifty percent (50%) of the unvested shares of Company common stock subject to such Equity Awards. The remaining fifty percent (50%) of the unvested shares of Company common stock subject to Executive’s Equity Awards shall continue to vest at the same rate as immediately prior to the Change in Control, subject to Executive’s continued employment with the Company or its successor through the applicable vesting date; provided, however, that any portion of Executive’s Equity Awards that remains unvested as of the expiration of the Term of Employment on January 1, 2025, shall thereupon vest in full, subject to Executive’s continued employment with the Company or its successor through such date. Notwithstanding the foregoing and for the avoidance of doubt, any shares subject to Equity Awards that do not accelerate immediately prior to the Change in Control in accordance with the foregoing shall be subject to accelerated vesting in accordance with Section 6(c)(iv) below.

5. Termination.

(a) At-Will Employment. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law. This means that it is not for any specified period of time and can be terminated by Executive or by the Company at any time, with or without advance notice, and for any or no particular reason or cause. It also means that Executive’s job duties, title, and responsibility and reporting level, work schedule, compensation, and benefits, as well as the Company’s personnel policies and procedures, may be changed with prospective effect, with or without notice, at any time in the sole discretion of the Company (subject to any ramification such changes may have under Section 6 of this Agreement). This “at-will” nature of Executive’s employment shall remain unchanged during Executive’s tenure as an employee and may not be changed, except in an express writing signed by Executive and the CEO. If Executive’s employment terminates for any lawful reason, Executive shall not be entitled to any payments, benefits, Equity Awards or other compensation other than as provided in this Agreement.

(b) Notice of Termination. During the Term of Employment, any termination of Executive’s employment by the Company or by Executive (other than by reason of death) shall be communicated by written notice (a “Notice of Termination”) from one Party hereto to the other Party hereto (i) indicating the specific termination provision in this Agreement relied upon, if any, (ii) setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) specifying the Separation Date. The failure by the Company to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Cause shall not waive any right of the Company hereunder or preclude the Company from asserting such fact or circumstance in enforcing its rights hereunder. The failure by Executive to set forth in the Notice of Termination all of the facts and circumstances which contribute to a showing of Good Reason shall not waive any right of Executive hereunder or preclude Executive from asserting such fact or circumstance in enforcing Executive’s rights hereunder.

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(c) Deemed Resignation. Upon termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned from all offices and board memberships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.

6. Consequences of Termination.

(a) Release. In the event Executive’s employment with the Company terminates pursuant to Section 5, then Executive shall be entitled to the applicable payments and benefits set forth below subject, in the case of a termination described in Section 6(c) to Executive delivering to the Company a waiver and release of claims agreement substantially the form attached hereto as Exhibit A that becomes effective and irrevocable in accordance with Section 7 hereof (a “Release”).

(b) Payments upon Termination by the Company for Cause or by Executive Without Good Reason. Upon a termination of Executive’s employment with the Company at any time for Cause or by Executive without Good Reason, Executive (or Executive’s estate or legal representative, as applicable) shall be entitled to receive, within thirty (30) days of the Separation Date (whether such termination of employment is effected by the Company or Executive) (or such earlier date as may be required by applicable law): (i) any portion of Executive’s Annual Base Salary earned through the Separation Date not theretofore paid; (ii) any reimbursement of expenses owed to Executive under Section 3(d) above; and (iii) any accrued but unused vacation or paid time-off owed to Executive ((i)-(iii) defined as the “Accrued Obligations”). In the event Executive is terminated by the Company for Cause, Executive shall forfeit, effective as of the date Executive engages in such conduct giving rise to his termination for Cause, all unexercised, unearned and/or unpaid Equity Awards, including without limitation, Equity Awards earned but not yet paid, all unpaid dividends and dividend equivalents and all interest, if any, accrued on the foregoing.

(c) Severance Payments. In the event the Separation Date occurs as a result of (i) the expiration of the Term of Employment on January 1, 2025, or (ii) any earlier Involuntary Termination of Executive’s employment, subject to the occurrence of the Release Effective Date (as defined below) within the time period described in Section 7(a) below and Executive’s continued compliance with this Agreement, the Company shall provide the following payments and benefits:

(i) the Accrued Obligations;

(ii) an amount in cash equal to the portion of Executive’s Annual Base Salary that Executive would have earned for the period commencing on the Separation Date and ending on June 30, 2025; plus

(iii) if the Separation Date occurs prior to Executive’s receipt of his Annual Bonus for 2024, Executive will remain eligible to receive his Annual Bonus for 2024 (and if his Involuntary Termination occurs prior to December 31, 2024, such Annual Bonus will be pro-rated based on the total number of days elapsed in 2024 through the Separation Date); plus

(iv) the vesting of Executive’s then outstanding Equity Awards shall accelerate as of the Release Effective Date with respect to fifty percent (50%) of the unvested shares of Company common stock subject to such Equity Awards as of the Separation Date; plus

(v) all of Executive’s vested Equity Awards (including after giving effect to the acceleration in clause (iv) above) will be exercisable until the second anniversary of the Separation Date (the “Exercise Period Extension”). However, it shall be a condition to the Exercise Period Extension that Executive not sell, pledge, assign, hypothecate, transfer, or otherwise dispose of (collectively, “Transfer”) on any single trading day occurring during the period commencing on the Separation Date and ending on the second anniversary of the Separation Date, shares of the Company’s common stock (including shares issuable upon vesting, settlement or exercise of Equity Awards) in an amount that is in excess of five percent (5%) of the average daily trading volume of the Company’s common stock for the preceding calendar week, other than Permitted Transfers; provided, however, that the foregoing Transfer restrictions shall terminate upon the occurrence of a Change in Control. For

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purposes of this Agreement, a “Permitted Transfer” will include (A) the Transfer of any or all of the shares during Executive’s lifetime or upon Executive’s death by will or intestacy to Executive’s Immediate Family or a trust for the benefit of Executive’s Immediate Family (provided that such Immediate Family or trust agrees to be bound by the restrictions in this clause (v)), (B) any Transfer upon the occurrence of, and in connection with, a Change in Control, or (C) any Transfer approved in writing by the Board. As used herein, “Immediate Family” shall mean Executive’s spouse, lineal descendant or antecedent, father, mother, brother or sister or stepchild (whether or not adopted). It shall be a further condition to the Exercise Period Extension that Executive not Transfer any of the shares of the Company’s common stock currently held by Executive in a brokerage account at Morgan Stanley or E*Trade (or any shares issuable upon vesting, settlement or exercise of Equity Awards after the Separation Date) to another account without the prior written consent of the Company. Executive acknowledges and agrees that the Company may place restrictions on any such brokerage account to ensure Executive’s compliance with the restrictions in this clause (v). In the event Executive breaches this clause (v) or any other provision of this Agreement, Executive’s ability to exercise his vested Equity Awards shall immediately cease and all of Executive’s vested Equity Awards shall cease to be exercisable on the date of such breach. Executive acknowledges that, as a result of the foregoing Exercise Period Extension, any outstanding stock option classified as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), may be immediately reclassified as a non-qualified stock option, and that Executive, and not the Company, shall be solely responsible for any tax consequences relating to such reclassification (including as a result of any loss of incentive stock option treatment with respect to any outstanding stock options); plus

(vi) during the period commencing on the Separation Date and ending on June 30, 2025 or, if earlier, the date on which Executive becomes eligible for comparable replacement coverage under a subsequent employer’s group health plan, subject to Executive’s valid election to continue healthcare coverage under Section 4980B of the Code and the regulations thereunder (“COBRA”), the Company shall, in its sole discretion, either (A) continue to provide to Executive and Executive’s dependents, at the Company’s sole expense, or (B) reimburse Executive and Executive’s dependents for the cost of, in either case, coverage under its group health plan (if any) at the same coverage levels in effect on the Separation Date (“Benefits Coverage”); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover Executive or Executive’s dependents under its group health plans or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, the cash amount necessary to maintain the Benefits Coverage shall thereafter be paid to Executive in substantially equal taxable monthly installments over the COBRA continuation period (or remaining portion thereof).

(e) No Other Severance. The provisions of this Agreement, including without limitation this Section 6, shall supersede in their entirety any severance payment provisions in any severance plan, policy, program, or other arrangement maintained by the Company except for such additional benefits otherwise approved by the Board or Compensation Committee of the Board after the date hereof.

(f) No Requirement to Mitigate; Survival. Executive shall not be required to mitigate the amount of any payment provided for under this Agreement by seeking other employment or in any other manner. Notwithstanding anything to the contrary in this Agreement, the termination of Executive’s employment shall not impair the rights or obligations of any Party.

7. Release and Payment Timing.

(a) Release. Notwithstanding anything to the contrary in this Agreement, any payments or other benefits due under this Agreement under Section 6(c) as a result of Executive’s termination of employment (other than the Accrued Obligations) are subject to Executive’s execution and delivery of a Release: (i) if Executive fails to execute the Release on or prior to the Release Expiration Date (as defined below) or timely revokes Executive’s acceptance of the Release thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release, and (ii) if the Release does not become effective and irrevocable no later than thirty (30) days following the Separation Date (or sixty (60) days in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967)) (such deadline, the “Release Deadline”), Executive

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shall not be entitled to any payments or benefits otherwise conditioned on the Release. For purposes of this Section 7, “Release Expiration Date” shall mean the date that is twenty-one (21) days following the Separation Date, or, in the event that Executive’s termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date. The date on which the Release becomes effective and non-revocable is referred to herein as the “Release Effective Date.”

(b) Payment Timing. The payments due under Section 6(c)(ii) of this Agreement as a result of Executive’s termination of employment shall be paid as follows: (i) the portion of the Annual Base Salary payable during the period commencing on the Separation Date and ending on March 15, 2025 shall be payable over such period in accordance with the Company’s normal payroll practices, provided that the first such payment shall not occur until the date that is sixty (60) days following the Separation Date (which first payment will include any payments thereunder that would have been paid prior to such initial payment date pursuant to the Company’s normal payroll practices prior to such initial payment date but for the delay in such initial payment pursuant to this Section 7(b)); and (ii) the portion of the Annual Base Salary payable for the period commencing on March 16, 2025 and ending on June 30, 2025 shall be paid in a lump sum between March 1, 2025 and March 15, 2025. The payment due under Section 6(c)(iii) of this Agreement as a result of Executive’s termination of employment shall be paid in accordance with Section 3(b).

8. Confirmation of Continuing Obligations.

(a) Proprietary Information Agreement. Executive hereby expressly reaffirms his obligations under the Company’s standard employee proprietary information and inventions agreement (the “Proprietary Information Agreement”), which is attached hereto as Exhibit B and incorporated herein by reference, and agrees that Executive shall continue to be subject to the terms and conditions of such agreement during the term of this Agreement and that such obligations shall survive the Separation Date.

(b) Nonsolicitation. For a period of one (1) year following the date of this Agreement, Executive shall not, either directly or indirectly (a) solicit for employment through any individual, corporation, firm, or other business, any employees, consultants, independent contractors, or other service providers of the Company or any of its affiliates, or (b) solicit any employee, consultant or other service provider of the Company or any of its affiliates to leave the employment or consulting of or cease providing services to the Company or any of its affiliates; provided, however, that the foregoing clauses (a) and (b) shall not apply to inbound inquiries or any general advertisement or solicitation (or any hiring pursuant to such advertisement or solicitation) that is not specifically targeted to such employees, consultants or other service providers.

(c) Return of Property. Upon the Separation Date, Executive agrees to promptly deliver to the Company, all Company documents (and all copies thereof) and other Company property that Executive had in his possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof).

(d) Nondisparagement. Executive agrees that Executive will not make any negative or disparaging statements or comments about Company, its employees, officers, directors, shareholders, vendors, products or services, business, technologies, market position or performance. The Company agrees that it shall not, and shall cause its directors and executive officers not to, make any negative or disparaging statements or comments about Executive. Nothing in this Section 8(d) will prohibit Executive or the Company or any of the Company’s directors and executive officers from providing truthful information in response to a subpoena or other legal process.

(e) Post-Termination Assistance. Executive agrees to fully cooperate in all matters relating to the winding up or completion of pending work on behalf of the Company and the orderly transfer of work to other employees of the Company following the Separation Date. Executive further agrees that Executive will provide such information and assistance to the Company as may reasonably be requested by the Company in connection with any audit, governmental investigation, litigation, or other dispute in which the Company is or may become a

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party and as to which Executive has knowledge; provided, however, that the Company agrees to reimburse Executive for any related out-of-pocket expenses, including travel expenses.

(f) Remedies. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 8, Executive agrees that such breach or threatened breach would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company. The Company shall also have any other rights and remedies available to the Company under law or in equity, as well as the right to immediately cease providing the compensation in Section 6(c). If the Company breaches or threatens to commit a breach of any of Section 8(d), the Company agrees that such breach or threatened breach would cause irreparable injury to the Executive and that money damages would not provide an adequate remedy to the Executive. The Executive shall also have any other rights and remedies available to the Executive under law or in equity.

(g) Other Protections. Nothing in this Agreement or the Proprietary Information Agreement shall prevent Executive or any other person from (a) communicating directly with, cooperating with, or providing information to, or receiving financial awards from, any federal, state or local government agency, including without limitation the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, the U.S. Department of Justice, the U.S. Equal Employment Opportunity Commission, or the U.S. National Labor Relations Board, without notifying or seeking permission from the Company, (b) exercising any rights Executive or any other person may have under Section 7 of the U.S. National Labor Relations Act, such as the right to engage in concerted activity, including collective action or discussion concerning wages or working conditions, or (c) discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination based on a protected characteristic or any other conduct that Executive or any other person has reason to believe is unlawful. In addition, Executive acknowledges receipt of the following notice of immunity rights under the U.S. Defend Trade Secrets Act, which states: “(1) An individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose a trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal, and (B) does not disclose a trade secret, except pursuant to court order.”

9. Golden Parachute Excise Tax.

(a) Best Pay. Any provision of this Agreement to the contrary notwithstanding, if any payment or benefit Executive would receive from the Company pursuant to this Agreement or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment will be equal to the Reduced Amount (as defined below). The “Reduced Amount” will be either (A) the largest portion of the Payment that would result in no portion of the Payment (after reduction) being subject to the Excise Tax or (B) the entire Payment, whichever amount after taking into account all applicable federal, state, and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes), results in Executive’ s receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in a Payment is required pursuant to the preceding sentence and the Reduced Amount is determined pursuant to clause (A) of the preceding sentence, the reduction shall occur in the manner (the “Reduction Method”) that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata (the “Pro Rata Reduction Method”). Notwithstanding the foregoing, if the Reduction Method or the Pro Rata Reduction Method would result in any portion of the Payment being subject to taxes pursuant to Section 409A (as defined below) that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method and/or the Pro Rata Reduction Method, as the case may be, shall be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (1) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Executive as determined on an after-tax basis; (2) as a second priority, Payments that are contingent on future events (e.g., being terminated without cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (3) as a third priority,

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Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

(b) Accounting Firm. All determinations regarding the application of this Section 9 shall be made by an independent accounting firm or consulting group with nationally recognized standing and substantial expertise and experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax retained by the Company prior to the date of the applicable change in ownership or control (the “280G Firm”). The Company will bear all expenses with respect to the determinations by the 280G Firm required to be made hereunder. The 280G Firm engaged to make the determinations hereunder will provide its calculations, together with detailed supporting documentation, to the Company within thirty (30) days before the consummation of a Change in Control (if requested at that time by the Company) or such other time as requested by the Company. If the 280G Firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it will furnish the Company with documentation reasonably acceptable to the Company that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the 280G Firm made hereunder will be final, binding and conclusive upon the Company and Executive.

10. Section 409A.

(a) General. The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (“Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If Executive notifies the Company that Executive has received advice of tax counsel of a national reputation with expertise in Section 409A that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A (with specificity as to the reason therefor) or the Company independently makes such determination, the Company and Executive shall take commercially reasonable efforts to reform such provision to try to comply with or be exempt from Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Section 409A, provided that any such modifications shall not increase the cost or liability to the Company. To the extent that any provision hereof is modified in order to comply with or be exempt from Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company of the applicable provision without violating the provisions of Section 409A.

(b) Separation from Service. Notwithstanding any provision to the contrary in this Agreement: (i) no amount that constitutes “deferred compensation” under Section 409A shall be payable pursuant to Section 6(c) above unless the termination of Executive’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations (“Separation from Service”); (ii) for purposes of Section 409A, Executive’s right to receive installment payments shall be treated as a right to receive a series of separate and distinct payments; and (iii) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31st of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year.

(c) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

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11. Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local, or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

12. Miscellaneous Provisions.

(a) Prior Employment. Executive represents and warrants that Executive’s employment with the Company has not breached, and the performance of Executive’s duties hereunder will not breach, any duty owed by Executive to any prior employer or other person. Executive further represents and warrants to the Company that: (a) the performance of Executive’s obligations hereunder will not violate any agreement between Executive and any other person, firm, organization, or other entity; (b) Executive is not bound by the terms of any agreement with any previous employer or other party to refrain from competing, directly or indirectly, with the business of such previous employer or other party that would be violated by Executive entering into this Agreement and/or providing services to the Company pursuant to the terms of this Agreement; and (c) Executive’s performance of Executive’s duties under this Agreement will not require Executive to, and Executive shall not, rely on in the performance of Executive’s duties or disclose to the Company or any other person or entity or induce the Company in any way to use or rely on any trade secret or other confidential or proprietary information or material belonging to any previous employer of Executive.

(b) Assignment and Successors. The Company shall assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive, and their respective successors, assigns, personnel, and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will, operation of law, or as otherwise provided herein.

(c) Governing Law. This Agreement shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.

(d) Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e) Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

(f) Dispute Resolution. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, including any dispute regarding the existence of Cause or Good Reason for Executive’s termination of employment, shall be resolved solely and exclusively by final and binding arbitration held in San Diego, California, before a single, mutually-agreed neutral arbitrator, through Judicial Arbitration & Mediation Services (“JAMS”) under the then existing JAMS arbitration rules. The rules may be found online at www.jamsadr.com or upon written request to the Company. This Section 12(f) is intended to be the exclusive method for resolving any and all claims by the Parties against each other relating to Executive’s employment; provided that Executive will retain the right to file administrative charges with or seek relief through any

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government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (i) claims for workers’ compensation, state disability insurance or unemployment insurance; (ii) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement (provided that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this paragraph); and (iii) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that, except as otherwise provided by law, Executive will not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. Further, nothing in this Section 12(f) is intended to prevent either Party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure §1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such Party’s right to compel arbitration. In resolving any matter submitted to arbitration, the arbitrator will strictly follow the substantive law applicable to the dispute, claim or controversy and the arbitrator’s authority and jurisdiction will be limited to determining the dispute in conformity with applicable law as to liability, damages and remedies, to the same extent as if the dispute was determined by a court without a jury. The arbitrator will issue a written decision that contains the essential findings of fact and conclusions of law on which the decision is based, which may be entered as a judgment in any court of competent jurisdiction. The Company shall pay all costs of arbitration, including without limitation, arbitration administrative fees, arbitrator compensation and expenses, and costs of any witnesses called by the arbitrator. Unless otherwise ordered by the arbitrator under applicable law, the Company and Executive shall each bear its or his own expenses, such as attorneys’ fees, costs and disbursements. The prevailing party in any arbitration or other dispute between the Parties will be entitled to an award of attorneys’ fees and costs, in addition to any other relief. Each Party warrants that it has had the opportunity to be represented by counsel in the negotiation and execution of this Agreement, including the attorneys’ fees provision herein. Both Executive and the Company expressly waive his and its right to a jury trial. Executive furthers waives his right to pursue claims against the Company on a class basis; provided, however, that Executive does not waive his right, to the extent preserved by law, to pursue representative claims against the Company under the California Private Attorney General Act.

(g) Enforcement. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.

(h) Entire Agreement. The terms of this Agreement and the other agreements referenced herein, including the Proprietary Information Agreement, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s employment with the Company, including the Prior Agreement. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

(i) Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on Executive’s own judgment.

(j) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.

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(k) Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified; (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not, then on the next business day; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the Company at its principal executive offices or to Executive at his most recent address on the Company’s payroll records or at such other address(es) as the Company or Executive may designate by ten (10) days advance written notice to the other party hereto.

13.
Release of Claims by Executive.
(a)
General Release. In exchange for the consideration set forth in this Agreement, and in consideration of the further agreements and promises set forth herein, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq. Executive represents and warrants that he is the sole owner of all Claims relating to his employment or service with the Company and/or with any predecessor of the Company and that he has not assigned or transferred any Claims relating to his employment or service to any other person or entity. Executive understands and agrees that the Agreement will not be construed at any time as an admission of liability or wrongdoing by either the Company or Executive.

Notwithstanding the generality of the foregoing, Executive does not release any Claims which, by law, may not be released, including the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or the Indemnification Agreement, or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company;

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(v) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

(vi) Claims based on any right Executive may have to enforce the Company’s executory obligations under this Agreement;

(vii) Claims Executive may have to vested or earned compensation and benefits; and

(viii) Executive’s right to communicate or cooperate with any government agency.

(b)
Unknown Claims. Executive acknowledges that Executive has been advised of and is familiar with the provisions of California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive, being aware of said code section, hereby expressly waives any rights he may have thereunder, as well as under any other statutes or common law principles of similar effect.

14.
RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH HIS LAWYER CONCERNING THIS AGREEMENT.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the dates set forth below.

TYRA BIOSCIENCES, INC.

By:	/s/ Todd Harris, Ph.D.
Name:	Todd Harris, Ph.D.
Title:	Chief Executive Officer
Date:	August 3, 2024

EXECUTIVE

By:	/s/ Hiroomi Tada, M.D., Ph.D.
Name:	Hiroomi Tada, M.D., Ph.D.
Date:	August 4, 2024

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APPENDIX I

DEFINITIONS

All defined terms used in this Appendix I that are not otherwise defined in this Appendix I shall have the meaning ascribed to such terms in the Employment Agreement to which this Appendix I relates.

“Cause” shall mean the occurrence of any one or more of the following events or conditions:

(i) any material failure on the part of Executive (other than by reason of Disability of Executive) to faithfully and professionally carry out Executive’s duties which failure continues for ten (10) days after written notice detailing such failure is delivered to Executive by the Company;

(ii) Executive’s dishonesty or other misconduct, if such dishonesty or other misconduct is intended to or likely to materially injure the business or reputation of the Company;

(iii) Executive’s conviction or no contest plea to any misdemeanor involving dishonesty, theft, fraud or moral turpitude, or any felony.

(iv) Executive’s insobriety or illegal use of drugs, chemicals or controlled substances either (A) in the course of performing Executive’s duties and responsibilities under this Agreement or (B) otherwise materially affecting the ability of Executive to perform the same;

(v) on or after the Effective Date, Executive’s material breach of any written agreement with the Company or any of its affiliates or material violation of the Company’s Code of Conduct or any other material written policy of the Company if such breach is intended to or likely to materially injure the business or reputation of the Company; or

(vi) any wanton or willful dereliction of duties by Executive if Executive’s actions are intended to or likely to materially injure the business or reputation of the Company.

“Change in Control” shall have the meaning given to such term in the Company’s 2021 Incentive Award Plan. Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any amount hereunder that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event shall only constitute a Change in Control for purposes of the payment timing of such amount if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

“Disability” shall mean permanent and total disability within the meaning of Section 22(e) of the Code.

“Good Reason” shall mean any one of the following: (i) the material reduction of Executive’s Annual Base Salary (other than as part of a reduction in the base salaries of all or substantially all other similarly situated employees of the Company that is in the same proportion as the reduction in Executive’s Annual Base Salary); (ii) the Company’s material breach of this Agreement (other than a reduction of Executive’s Annual Base Salary as part of a reduction in the base salaries of all or substantially all other similarly situated employees of the Company that is in the same proportion as the reduction in Executive’s Annual Base Salary); or (iii) the permanent, non-voluntary relocation of Executive’s principal place of employment that increases Executive’s one-way commute by more than thirty-five (35) miles, provided, that, in each case, Executive will not be deemed to have Good Reason unless (A) Executive first provides the Board with written notice of the condition giving rise to Good Reason within thirty (30) days of its initial occurrence, (B) the Company or the successor company fails to cure such condition within ten (10) days after receiving such written notice (the “Cure Period”), and (C) Executive’s resignation based on such Good Reason is effective within thirty (30) days after the expiration of the Cure Period.

“Involuntary Termination” shall mean Executive’s termination (A) by the Company without Cause, (B) by the Executive for Good Reason, (C) due to death or (D) due to Disability. In no event will Executive’s voluntary resignation without Good Reason be considered an Involuntary Termination.

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“Person” shall mean any individual, corporation, limited liability corporation, partnership, or other business entity.

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Exhibit A

GENERAL RELEASE OF CLAIMS

This General Release of Claims (“Release”) is entered into as of this _____ day of ________, ____, between Hiroomi Tada, M.D., Ph.D. (“Executive”), and Tyra Biosciences, Inc. (the “Company”). Executive and the Company are referred to herein as the “Parties.” Capitalized terms used herein and not otherwise defined shall have those meanings set forth in the Transition Agreement.

WHEREAS, Executive and the Company are parties to that certain Transition Agreement dated as of August 3, 2024 (the “Transition Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under Section 6(c) of the Transition Agreement, subject to the effectiveness of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to Section 6(c) of the Transition Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.
Release of Known and Unknown Claims By Executive.
(a)
In exchange for the severance benefits payable to Executive pursuant to Section 6(c) of the Transition Agreement, and in consideration of the further agreements and promises set forth herein, Executive, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq. Executive represents and warrants that he is the sole owner of all Claims relating to his employment or service with the Company and/or with any predecessor of the Company and that he has not assigned or transferred any Claims relating to his employment or service to any other person or entity. Executive understands and agrees that the Agreement will not be construed at any time as an admission of liability or wrongdoing by either the Company or Executive.

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Notwithstanding the generality of the foregoing, Executive does not release any Claims which, by law, may not be released, including the following claims:

(i) Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii) Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii) Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv) Claims for indemnity under the bylaws of the Company, as provided for by Delaware law or the Indemnification Agreement, or under any applicable insurance policy with respect to Executive’s liability as an employee or officer of the Company;

(v) Executive’s right to bring to the attention of the Equal Employment Opportunity Commission, the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Executive does release his right to secure any damages for alleged discriminatory treatment;

(vi) Claims based on any right Executive may have to enforce the Company’s executory obligations under the Transition Agreement;

(vii) Claims Executive may have to vested or earned compensation and benefits; and

(viii) Executive’s right to communicate or cooperate with any government agency.

(c)
Unknown Claims. Executive acknowledges that Executive has been advised of and is familiar with the provisions of California Civil Code section 1542, which provides as follows:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

Executive, being aware of said code section, hereby expressly waives any rights he may have thereunder, as well as under any other statutes or common law principles of similar effect.

(d) Executive acknowledges that, prior to signing this Release, Executive was given at least twenty-one (21) days’ time in which to consider it. Executive further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Executive should consult with an attorney of his choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release. Executive represents and acknowledges that if Executive executes this Release before the foregoing twenty-one (21) days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(e) Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his execution of it. Executive understands that this Release will not become effective

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and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing. Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed. Executive also understands that any revocation of this Release must be made in writing and delivered to Ali Fawaz, General Counsel of the Company, at the Company's principal place of business, within the foregoing seven (7) day period.

(f) Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (e) above. Executive further understands that Executive will not be given any severance benefits payable to Executive pursuant to Section 6(c) of the Transition Agreement unless this Release is effective on or before the Release Deadline.

2.
Additional Representations and Warranties By Executive. Executive represents that Executive has no pending complaints or charges against the Company Releasees, or any of them, with any state or federal court, or any local, state or federal agency, division, or department based on any event(s) occurring prior to the date Executive signs this Release. Executive further represents that Executive will not in the future, file, participate in, encourage, instigate or assist in the prosecution of any claims, complaints, charges or in any lawsuit by any party in any state or federal court against the Company Releasees, or any of them. unless such aid or assistance is ordered by a court or government agency or sought by compulsory legal process, claiming that the Company Releasees, or any of them, have violated any local, state or federal laws, statutes, ordinances or regulations based upon events occurring prior to the execution of this Release.
3.
Continuing Obligations. Executive hereby expressly reaffirms his obligations under Section 8 of the Transition Agreement and the Proprietary Information Agreement, and agrees that such obligations shall survive the Transition Date. By signing below, Executive confirms that he has delivered to the Company all Company documents (and all copies thereof) and other Company property that Executive had in his possession at any time, including but not limited to Company files, notes, drawings, records, business plans and forecasts, financial information, specification, computer-recorded information, tangible property (including, but not limited to, computers, laptops, pagers, etc.), credit cards, entry cards, identification badges and keys and any materials of any kind which contain or embody any proprietary or confidential information of Company (and all reproductions thereof).
4.
No Assignment. Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees. Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive. The Company may assign this Release to any successor to all or substantially all of its business and/or assets or any affiliate.
5.
Enforcement. If any provision of this Release is held to be illegal, invalid, or unenforceable under present or future laws, such provision shall be fully severable; this Release shall be construed and enforced as if such illegal, invalid, or unenforceable provision had never comprised a portion of this Release; and the remaining provisions of this Release shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance from this Release. Furthermore, in lieu of such illegal, invalid, or unenforceable provision there shall be added automatically as part of this Release a provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible and be legal, valid, and enforceable.
6.
Governing Law. This Release shall be governed, construed, interpreted, and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of California, without giving effect to any principles of conflicts of law, whether of the State of California or any other jurisdiction, and where applicable, the laws of the United States, that would result in the application of the laws of any other jurisdiction.
7.
Amendments; Waivers. This Release may not be modified, amended, or terminated except by an instrument in writing signed by Executive and a duly authorized representative of the Company. By an instrument in

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writing similarly executed, Executive or a duly authorized officer of the Company, as applicable, may waive compliance by the other Party with any specifically identified provision of this Release that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
8.
Entire Agreement. This Release, together with the Transition Agreement, the Proprietary Information Agreement and the other agreements referenced herein and therein, are intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements, whether written or oral, regarding Executive’s employment with the Company. The Parties further intend that this Release shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Release.
9.
Executive Acknowledgement. Executive acknowledges that Executive has read and understands this Release, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Release freely based on Executive’s own judgment.
10.
Counterparts. This Release may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same agreement. Signatures delivered by facsimile shall be deemed effective for all purposes.
11.
RIGHT TO ADVICE OF COUNSEL. EXECUTIVE ACKNOWLEDGES THAT HE HAS THE RIGHT, AND IS ENCOURAGED, TO CONSULT WITH HIS LAWYER; BY HIS SIGNATURE BELOW, EXECUTIVE ACKNOWLEDGES THAT HE HAS CONSULTED, OR HAS ELECTED NOT TO CONSULT, WITH HIS LAWYER CONCERNING THIS RELEASE.

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IN WITNESS WHEREOF, the Parties have duly executed this Release as of the dates set forth below.

TYRA BIOSCIENCES, INC.

By:
Name:	Todd Harris, Ph.D.
Title:	Chief Executive Officer
Date:

EXECUTIVE

By:
Name:	Hiroomi Tada, M.D., Ph.D.
Date:

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